Pioneer Announces 16.3% Revenue Increase,
$0.28 in Non-GAAP EPS vs. $0.21 for Third Quarter of 2014

Fort Lee, NJ, November 12, 2014 / PRNewswire / – Pioneer Power Solutions, Inc. (Nasdaq: PPSI) (“Pioneer” or the “Company”), a manufacturer of specialty electrical transmission and distribution equipment for applications in the utility, industrial and commercial markets, announced its results for the third quarter and year-to-date period ended September 30, 2014.

Third Quarter 2014 Financial Highlights

	Revenue of $26.1 million, up 16.3% vs. $22.4 million in Q3 2013
	Gross margin percentage of 25.7% vs. 26.3% in Q3 2013
	Adjusted EBITDA of $3.2 million, up 20% vs. $2.7 million in Q3 2013
	Non-GAAP diluted EPS of $0.28 vs. $0.21 in Q3 2013
	Backlog of $27.6 million, up 13% vs. $24.4 million at December 31, 2013

Nine Months Ended September 30, 2014 Highlights

	Revenue of $68.1 million, up 1.6% vs. $67.0 million during the first nine months of 2013
	Gross margin of 23.2% of revenue vs. 24.7% during the first nine months of 2013
	Adjusted EBITDA of $5.7 million vs. $7.1 million in the first nine months of 2013
	Non-GAAP diluted EPS of $0.43 vs. $0.63 in the comparable prior year period

Nathan Mazurek, Pioneer’s Chairman and Chief Executive Officer, said, "As we expected, the second half of 2014 is proving to be stronger than the first half of the year. In the third quarter we delivered strong results across the board, with double digit increases in both revenue and profitability. Our order backlog remains at a historically high level of more than $27 million, giving us good visibility into our expected performance during the coming quarters and adding to our confidence that we will achieve our guidance for the year.”

Mr. Mazurek continued, “The improvement in our results was broad-based, suggesting continued strength across all of our business lines. Acquisitions made in the last 18 months are delivering on the promise we expected, and accounted for a large portion of the increase in our profitability. Enabled by our new corporate selling group, the size and rate of new project opportunities we are quoting has reached a new level of intensity, particularly in the data center market, and bodes well for a strong performance by Pioneer in 2015.”

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Financial Results

Revenue

Total revenue for the three month period ended September 30, 2014 increased to $26.1 million, up 16.3%, from $22.4 million during the same period last year. Approximately $1.0 million of the revenue increase was from higher sales of electrical transformers during the quarter, up 4.4% on a year-over-year basis (or 5.6% in constant currency), and a $3.6 million sales increase from circuit protection and control equipment (or CPC) sold by the Critical Power and Pioneer CEP business units, up 318% from $0.9 million during the three months ended September 30, 2013.

For the nine months ended September 30, 2014, consolidated revenue increased by $1.1 million, or 1.6%, to $68.1 million, from $67.0 million during the nine months ended September 30, 2013. The increase was due to a nearly five-fold increase in sales of CPC equipment, which increased to $6.7 million compared to $1.4 million in the prior year period, partially offset by a $4.2 million, or 6.5%, decrease in transformer sales during the nine months ended September 30, 2014.

During the nine months ended September 30, 2014, approximately two-thirds of the decrease in transformer sales was driven by foreign currency translation. The remainder of the decline was due to a number of large, unrepeatable project-based orders during the first nine months of 2013, particularly in the oil and gas sector, that were not fully replaced during the 2014 period.

Critical Power accounted for almost half of the sales of circuit protection and control equipment during the nine months ended September 30, 2014, which consisted mainly of backup power equipment and controls for large data center projects. Pioneer CEP, which serves electrical distributors with quick-turn, low voltage, manufactured-to-order equipment solutions, accounted for the remainder of sales of circuit protection and control equipment during the nine months ended September 30, 2014.

Gross Margin

For the third quarter, the gross margin percentage was 25.7% of revenues, as compared to 26.3% during the third quarter of 2013. The gross margin percentage on sales of transformers decreased by 1.5% during the third quarter, driven mostly by a less favorable sales mix in liquid-filled transformers, which was partially offset by a slightly higher gross margin on increased sales of dry-type transformers, as compared to the three months ended September 30, 2013. Sales CPC equipment also helped lessen the overall decrease in our consolidated gross margin. Critical Power, generally the Company’s highest gross profit margin business, accounted for 70% of CPC equipment sales during the September 2014 quarter, compared to 85% of CPC equipment sales during the September 2013 quarter. The remaining CPC equipment sales during each period were by Pioneer CEP, the Company’s newest business, whose revenues have been growing rapidly and whose products attract an inherently lower gross margin percentage than Critical Power solution.

For the nine months ended September 30, 2014, the gross margin percentage was 23.2% of revenues, compared to 24.7% during the nine months ended September 30, 2013. The decrease in gross margin was due to several of the factors described above, but was driven mostly by lower project-based industrial orders for the Company’s liquid-filled transformers as compared to the prior year period.

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Operating Income and Adjusted EBITDA

Third quarter operating income was $2.8 million, up from $2.3 million during the third quarter of 2013. The increase in operating income in the third quarter of 2014 was the result of overall higher sales, which was partially offset by a lower gross margin and an increase in selling, general and administrative expense. The increase in selling, general and administrative expense was driven by the combination of higher expense due to acquisitions and at the corporate level, offset by lower overall operating expenses across all of the Company’s transformer business.

The decrease in operating income for the nine months ended September 30, 2014 was the result of a decrease in gross profit margin on higher sales, together with an 8.3% increase in selling, general and administrative expense. The increase in selling, general and administrative expense was driven in large part by additional months of operations in the 2014 period for the two businesses acquired during the 2013 period, representing $1.4 million of incremental expense. In addition, during the nine month period of 2014, corporate expenses increased by $0.5 million, primarily due to the expansion of the corporate selling group. Offsetting these increases, selling, general and administrative expense in the transformer businesses were down by $1.0 million, or 12.7%, primarily as a result of lower variable selling expense, including commissions and freight. As a percentage of total revenue, selling, general and administrative expense increased to 17.0% in the 2014 period compared to 15.9% during the 2013 period.

Approximately $0.6 million of the Company’s operating expense during both quarters ended September 30, 2013 and 2014, consisted of non-cash expenses including depreciation, amortization of acquisition intangibles and stock-based compensation for employee and director stock options. Without the effect of these non-cash expenses, the Company’s Adjusted EBITDA for the quarter ended September 30, 2014 was approximately $3.2 million compared to $2.7 million in the comparable year period. For the nine months ended September 30, 2014, the Company’s Adjusted EBITDA was $5.7 million, as compared to $7.1 million during the same period last year. Please refer to the financial tables included below for a reconciliation of GAAP to non-GAAP results and guidance.

Net Earnings and Per Diluted Share

The Company generated net earnings of $1.8 million and $2.7 million for the three and nine months ended September 30, 2014, as compared to $1.0 million and $3.2 million during the three and nine months ended September 30, 2013. Net earnings per basic and diluted share for the three and nine months ended September 30, 2014 were $0.25 and $0.37, as compared to $0.17 and $0.53 for the three and nine months ended September 30, 2013. During the three months ended September 30, 2014, the increase in net earnings was driven mostly by a significant profit contribution from the Critical Power business, together with improved performance across all of the transformer businesses, the combination of which was sufficient to outweigh the increase in corporate expenses and an unfavorable change in foreign currency rates for translation purposes. During the nine months ended September 30, 2014, as compared to the nine months ended September 30, 2013, the decrease in net earnings was driven mostly by a lower profit contribution from the Canada-based transformer businesses, together with operating losses stemming from the most recent acquisition, which were expected, and by higher corporate expenses resulting from the expansion of the strategic sales group.

On a per share basis, net earnings were diluted by a public offering of common stock in September 2013. During the three and nine months ended September 30, 2014 there were approximately 1.1 million and 1.3 million additional weighted average diluted shares outstanding, respectively, an increase of 19% and 21% respectively, compared to the same periods in 2013.

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On a non-GAAP basis, the Company reported net earnings of approximately $2.0 million in the third quarter of 2014, or $0.28 per diluted share, as compared $1.3 million, or $0.21 per diluted share, for the quarter ended September 30, 2013. For the nine months ended September 30, 2014, non-GAAP earnings decreased to $3.1 million, or $0.43 per diluted share, down from $3.7 million, or $0.63 per diluted share, for the nine months ended September 30, 2013. Please refer to the financial tables included below for a reconciliation of GAAP to non-GAAP results and guidance.

Backlog

Order backlog at September 30, 2014 was $27.6 million, up $3.2 million, or 13%, as compared to $24.4 million at December 31, 2013 and $21.4 million at September 30, 2013. Backlog is based on orders expected to be delivered in the future, most of which is expected to occur during the next nine months.

2014 Outlook

The Company affirmed its full-year 2014 guidance based on year-to-date trends in its business and the current composition of the order backlog. The guidance excludes the impact of any potential acquisitions, as their timing and investment levels cannot be known with certainty. In 2014, the Company expects:

	Revenue between $88 and $92 million
	Adjusted EBITDA between $7.5 and $8.5 million
	Non-GAAP diluted EPS between $0.60 and $0.66

“Based on the composition of our backlog, we expect that our fourth quarter results will also be strong relative to the same quarter of last year, and we are confident in the accuracy of this guidance,” commented Andrew Minkow, Pioneer’s Chief Financial Officer. “The strength of our pipeline, coupled with the current level of our backlog and the traction we are gaining from our recent investments in people and the range of solutions we offer, increases our confidence level for a particularly strong 2015.”

Conference Call Information

Pioneer will host a conference call today at 4:30 p.m. ET.  The call will be webcast live and accessed at http://public.viavid.com/index.php?id=111703. The call can also be accessed by dialing 1-888-601-3869 or 913-312-1443 (international).  A replay of the call will be available through November 19, 2014 by dialing 1-877-870-5176 or 1-858-384-5517 (international), passcode 7707073.

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. is a manufacturer of specialty electrical transmission and distribution equipment and provides through its subsidiaries a broad range of custom-engineered and general purpose solutions for electrical applications in the utility, industrial and commercial markets. The Company is headquartered in Fort Lee, New Jersey and operates from eight additional locations in the U.S., Canada and Mexico for manufacturing, centralized distribution, engineering, sales and administration. To learn more about Pioneer, please visit our website at www.pioneerpowersolutions.com.

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Safe Harbor Statement:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the Company's ability to expand its business through strategic acquisitions, (ii) the Company's ability to integrate acquisitions and related businesses, (iii) the fact that many of the Company's competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services, which may make it difficult for the Company to attract and retain customers, (iv) the Company's dependence on Hydro-Quebec Utility Company and Siemens Industry, Inc. for a large portion of its business, and the fact that any change in the level of orders from Hydro-Quebec Utility Company or Siemens Industry, Inc. could have a significant impact on the Company's results of operations, (v) the potential loss or departure of key personnel, including Nathan J. Mazurek, the Company's Chairman, President and Chief Executive Officer, (vi) the fact that fluctuations between the U.S. dollar and the Canadian dollar will impact the Company's revenues, (vii) the Company's ability to generate internal growth, (viii) market acceptance of existing and new products, (ix) operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material, labor or overhead cost increases, interest rate risk and commodity risk, (x) restrictive loan covenants or the Company's ability to repay or refinance debt under its credit facilities that could limit the Company's future financing options and liquidity position and may limit the Company's ability to grow its business, (xi) general economic and market conditions in the electrical equipment, power generation, commercial construction, industrial production, oil and gas, marine and infrastructure industries, (xii) the impact of geopolitical activity on the economy, changes in government regulations such as income taxes, climate control initiatives, the timing or strength of an economic recovery in the Company's markets and the Company's ability to access capital markets, (xiii) the fact that unanticipated increases in raw material prices or disruptions in supply could increase production costs and adversely affect the Company's profitability, (xiv) the fact that the Company's Chairman controls a majority of the Company's combined voting power, and may have, or may develop in the future, interests that may diverge from yours and (xv) the fact that future sales of large blocks of the Company's common stock may adversely impact the Company's stock price. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual and Quarterly Reports on Form 10-K and Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

CONTACT:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com

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PIONEER POWER SOLUTIONS, INC.

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues	$26,111	$22,447	$68,068	$66,993
Cost of goods sold	19,403	16,548	52,251	50,434
Gross profit	6,708	5,899	15,817	16,559
Operating expenses
Selling, general and administrative	4,071	3,610	11,549	10,662
Foreign exchange (gain) loss	(172)	(4)	(108)	43
Total operating expenses	3,899	3,606	11,441	10,705
Operating income	2,809	2,293	4,376	5,854
Interest expense	141	226	406	594
Other expense	169	236	171	403
Earnings before income taxes	2,499	1,831	3,799	4,857
Provision for income taxes	717	822	1,125	1,674
Net earnings	$1,782	$1,009	$2,674	$3,183

Earnings per common share:
Basic	$0.25	$0.17	$0.37	$0.53
Diluted	$0.25	$0.17	$0.37	$0.53

Weighted average common shares outstanding:
Basic	7,172	6,051	7,172	5,956
Diluted	7,226	6,083	7,238	5,977

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PIONEER POWER SOLUTIONS, INC.

Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$682	$425
Accounts receivable, net	14,125	9,739
Inventories, net	14,671	12,643
Income taxes receivable	61	65
Deferred income taxes	2,953	1,982
Prepaid expenses and other current assets	1,264	1,291
Total current assets	33,756	26,145
Property, plant and equipment, net	11,395	12,213
Noncurrent deferred income taxes	1,064	1,091
Other assets	1,170	1,129
Intangible assets, net	4,989	5,285
Goodwill	7,934	7,998
Total assets	$60,308	$53,861

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Revolving credit facilities	$2,241	$795
Accounts payable and accrued liabilities	12,689	8,370
Current maturities of long-term debt	1,958	2,108
Income taxes payable	1,990	1,072
Total current liabilities	18,878	12,345
Long-term debt, net of current maturities	5,452	7,205
Pension deficit	34	213
Noncurrent deferred income taxes	3,229	3,306
Total liabilities	27,593	23,069
Shareholders’ Equity
Preferred stock, par value $0.001; 5,000,000 shares authorized; none issued	-	-
Common stock, par value $0.001; 30,000,000 shares authorized; 7,172,255 shares issued and outstanding	7	7
Additional paid-in capital	16,312	16,164
Accumulated other comprehensive loss	(2,328)	(1,429)
Retained earnings	18,724	16,050
Total shareholders’ equity	32,715	30,792
Total liabilities and shareholders’ equity	$60,308	$53,861

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PIONEER POWER SOLUTIONS, INC.

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Reconciliation to Non-GAAP Net Earnings and EPS:
Net earnings per share (GAAP measure)	$0.25	$0.17	$0.37	$0.53
Net earnings (GAAP measure)	$1,782	$1,009	$2,674	$3,183
Amortization of acquisition intangibles	80	71	239	213
Stock-based compensation expense	63	32	162	140
Non-recurring acquisition and reorganization costs	169	236	171	405
(Gain) loss on sale of assets	-	-	-	(2)
Tax effects	(73)	(94)	(102)	(191)
Non-GAAP net earnings	$2,021	$1,254	$3,144	$3,748
Non-GAAP net earnings per diluted share	$0.28	$0.21	$0.43	$0.63
Weighted average diluted shares outstanding	7,226	6,083	7,238	5,977

Reconciliation to Adjusted EBITDA:
Net earnings (GAAP measure)	$1,782	$1,009	$2,674	$3,183
Interest expense	141	226	406	594
Provision for income taxes	718	822	1,125	1,674
Depreciation and amortization	373	372	1,198	1,094
Non-recurring acquisition and reorganization costs	169	236	171	405
(Gain) loss on sale of assets	-	-	-	(2)
EBITDA	3,182	2,665	5,574	6,948
Adjustments to EBITDA:
Stock-based compensation expense	63	32	162	140
Adjusted EBITDA (Non-GAAP measure)	$3,245	$2,697	$5,736	$7,088

Note: Pioneer has presented non-GAAP measures such as non-GAAP net earnings and Adjusted EBITDA because many of our investors use these non-GAAP measures to monitor the Company's performance. These non-GAAP measures should not be considered an alternative to GAAP measures as an indicator of the Company's operating performance.

Non-GAAP net earnings is defined by the Company as net earnings before amortization of acquisition-related intangibles, stock-based compensation, non-recurring acquisition costs and reorganization expense, impairments, other unusual gains or charges and any tax effects related to these items. The Company defines Adjusted EBITDA as net earnings before interest, income tax expense, depreciation and amortization, non-cash compensation and non-recurring acquisition costs and reorganization expenses and other non-recurring or non-cash items.

Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this release, however, should be considered in addition to, and not as a substitute for or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of non-GAAP to GAAP net income is set forth in the table above.

Amounts may not foot due to rounding.

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